Exhibit 5.1

Squire Patton Boggs (US) LLP
1230 Peachtree Street, NE
Suite 1700
Atlanta, Georgia 30309

O +1 678 272 3200
F +1 678 272 3211
squirepattonboggs.com

June 22, 2020

Fox Factory Holding Corp.
6634 Hwy 53
Braselton, Georgia 30517
Re: Public Offering of Shares of Common Stock
Ladies and Gentlemen,
We have acted as counsel to Fox Factory Holding Corp., a Delaware corporation (the "Company"), in connection with the sale by the Company of an aggregate of 2,760,000 shares, including 360,000 shares issued upon exercise of an option granted to the underwriters by the Company to purchase additional shares (the "Shares"), of the Company's common stock, par value $0.001 per share (the "Common Stock"), in accordance with the terms of the Underwriting Agreement, dated June 17, 2020 (the "Underwriting Agreement"), by and among the Company and BofA Securities, Inc., as Representative of the several underwriters named in Schedule A thereto. The Shares were registered pursuant to the Registration Statement on Form S-3 (File No. 333-239231) (the "Registration Statement"), filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), and are being offered pursuant to the base prospectus included in the Registration Statement, as supplemented by a prospectus supplement relating to the Shares dated June 17, 2020 (together with the accompanying base prospectus and any amendments thereto, the "Prospectus").
As such counsel and for purposes of our opinion set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, resolutions, certificates and instruments of the Company and corporate records furnished to us by the Company, certificates of public officials, statutes, records and such other instruments and documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. In addition to the foregoing, we have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinion set forth herein.
In such examination and in rendering the opinion expressed below, we have assumed, without independent investigation or verification: (i) the genuineness of all signatures on all agreements, instruments, corporate records, certificates and other documents submitted to us; (ii) the legal capacity and authority of all persons or entities (other than the Company) executing all agreements, instruments, corporate records, certificates and other documents submitted to us; (iii) the authenticity and completeness of all agreements, instruments, corporate records, certificates and other documents submitted to us as originals; (iv) that all agreements, instruments, corporate records, certificates and other documents submitted to us as certified, electronic, facsimile, conformed, photostatic or other copies conform to authentic originals thereof, and that such originals are authentic and complete; (v) the due authorization, execution

Fox Factory Holding Corp.	Squire Patton Boggs (US) LLP
June 22, 2020

and delivery of all agreements, instruments, certificates and other documents by all parties thereto (other than the Company); (vi) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for the purposes of this opinion set forth below are true and correct; and (vii) that the officers and directors of the Company have properly exercised their fiduciary duties. As to all questions of fact material to the opinion and as to the materiality of any fact or other matter referred to herein, we have relied (without independent investigation) upon representations and certificates or comparable documents of officers and representatives of the Company. Our knowledge of the Company and its legal and other affairs is limited by the scope of our engagement, which scope includes the delivery of this opinion letter. We do not represent the Company with respect to all legal matters or issues. The Company may employ other independent counsel and, to our knowledge, handles certain legal matters and issues with the assistance of independent counsel.
We also have assumed that the Shares will be sold as described in the Prospectus and the Underwriting Agreement.
Based upon the foregoing, and in reliance thereon, and subject to the limitations, qualifications and exceptions set forth herein, we are of the opinion that the Shares have been duly authorized by the Company, and are validly issued, fully paid and nonassesable.
Without limiting any of the other limitations, exceptions and qualifications stated elsewhere herein, we express no opinion with regard to the applicability or effect of the law of any jurisdiction other than, as in effect as of the date of this letter, the Delaware General Corporation Law, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.
This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly stated herein from any matter addressed in this opinion letter.
This opinion letter speaks as of the date hereof and we assume no obligation to advise you or any other person with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein, even though the change may affect the legal analysis, a legal conclusion or other matters in this opinion letter.
We consent to the filing of this opinion letter as an exhibit to a Current Report on Form 8-K of the Company filed with the Securities and Exchange Commission on June 22, 2020, and to the use of our name in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Squire Patton Boggs (US) LLP